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INNOVATE Corp. Announces Directors Michael Gorzynski, Shelly Lombard and Kenneth Courtis Will Not Stand for Re-election

NEW YORK, June 13, 2022 – INNOVATE Corp. (“INNOVATE” or the “Company”) (NYSE: VATE), today announced that directors Michael Gorzynski, Shelly C. Lombard and Kenneth S. Courtis have informed the Company that they will not stand for re-election to the Board of Directors at INNOVATE’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”).

Gorzynski, Lombard and Courtis each irrevocably tendered their resignations as directors of INNOVATE’s Board and any of INNOVATE’s subsidiaries, including any applicable committee or subcommittee of the Board or any subsidiary, in each case. Their resignations will be effective as of 12:01 a.m., Eastern Time on June 17, 2022.

“We thank Michael, Shelly and Ken for their service to our Board and appreciate their insights, perspectives and contributions to INNOVATE Corp. We wish them all the best in their future endeavors,” said Avie Glazer, Chairman of INNOVATE.

No other nominees for election at the Annual Meeting will be named. The Board of Directors intends to identify new independent directors and expeditiously fill the three Board vacancies. The Company expects to proceed with the Annual Meeting as scheduled on Thursday, June 16, 2022, at 11:00 a.m., Eastern Time.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, "forward-looking statements." Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are based on current expectations and inherently involve certain risks, assumptions and uncertainties. The forward-looking statements in this presentation include, without limitation, any statements regarding our ability to timely identify and appoint new independent directors and to comply with the NYSE continued listing standards. Except as required by law, INNOVATE disclaims any obligation to update any of the forward-looking statements contained in this press release.

About INNOVATE Corp.

INNOVATE Corp., is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,902 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

For INNOVATE:

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy

INNOVATE.Team@reevemark.com
(212) 433-4600

Investor Contact:
Solebury Trout
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691